Exhibit 99.28(h)(xix)

Amendment

To

Transfer Agency Services Agreement

This Amendment To Transfer Agency Services Agreement (“Amendment ”), dated as of December 29, 2017 (“Amendment Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Old Westbury Funds, Inc. (“Investment Company”), on its own behalf and on behalf of each Portfolio of the Investment Company listed on Exhibit A to the Amended Agreement (as defined below).

Background

BNYM (under its former name, PFPC Inc., or under its current name) and the Fund previously entered into the Transfer Agency Services Agreement, made as of April 3, 2006, the Amended And Restated Exhibit A, dated November 12, 2007, the supplement regarding Unclaimed Property Services Terms of Service, dated March 1, 2012, the Amendment To Transfer Agency Services Agreement, dated November 15, 2013, the Amendment To Transfer Agency Services Agreement, dated February 21, 2014 and the Amended and Restated Exhibit A, dated June 25, 2014 (collectively, the “Current Agreement”). The parties wish to amend the Current Agreement as set forth in this Amendment.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1. Modifications to Current Agreement. The Current Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with the Exhibit A attached to Amendment to Transfer Agency Services Agreement, dated as of December 29, 2017, between BNYM and the Fund.

2. Adoption of Amended Agreement by New Portfolios. Each Portfolio that has been added to Exhibit A by virtue of this Amendment acknowledges and agrees that by virtue of its execution of this Amendment: (i) it becomes a party to, and bound by all terms and conditions of, the Current Agreement for any period BNYM provided services prior to the Amendment Effective Date, and (ii) it becomes a party to, and bound by all terms and conditions of, the Current Agreement as amended by this Amendment (“Amended Agreement”) as of the Effective Date . The term “Portfolio” has the same meaning in this Amendment as it has in the Current Agreement.

3. Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

4. Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment.

5. Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement.

6. Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.

By: /s/ Timothy E. Driscoll

Name: Timothy E. Driscoll

Title: Managing Director

Old Westbury Funds, Inc.

On behalf of itself and each separate Portfolio

of the Investment Company listed on Exhibit A

to the Agreement, each in its individual and

separate capacity

By: /s/ David W. Rossmiller

Name: David W. Rossmiller

Title: President

EXHIBIT A

(Dated: December 29, 2017)

THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of April 3, 2006 between BNY Mellon Investment Servicing (US) Inc. (formerly known as PNC Global Investment  Servicing (U.S.) Inc., which was formerly known as PFPC Inc.1) and Old Westbury Funds, Inc.

PORTFOLIOS

Old Westbury All Cap Core Fund

(formerly, Old Westbury Large Cap Core Fund and prior, Old Westbury Large Cap Equity Fund)

Old Westbury Large Cap Strategies Fund

(formerly, Old Westbury International Fund)

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

Old Westbury Small & Mid Cap Strategies Fund

(formerly, Old Westbury Small & Mid Cap Fund and prior, Old Westbury Global Small Cap Fund)

Old Westbury Strategic Opportunities Fund

(formerly, Old Westbury Global Opportunities Fund)

Old Westbury All Cap ESG Fund2

Old Westbury Real Return Fund3

1 On July 1, 2010, The Bank of New York Mellon Corporation completed the purchase of PNC Global Investment Servicing Inc. and its subsidiaries, including PNC Global Investment Servicing (U.S.) Inc. Also, on July 1, 2010, PNC Global Investment Servicing (U.S.) Inc. changed its name to BNY Mellon Investment Servicing (US) Inc. In July 2008, PFPC Inc. changed its name to PNC Global Investment Servicing (U.S.) Inc. The name changes did not result in any changes to the fees paid by the Portfolios.

2 Servicing expected to commence on March 1, 2018.

3 Closed March 16, 2015. Will remain on Exhibit A pending potential class action suit proceeds payouts.